Exhibit 3.3.94

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10.00 AM 11/09/1992
923J45379 – 2316419

CERTIFICATE OF INCORPORATION

OF

AMC ENTERTAINMENT INTERNATIONAL, INC.

The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the state of Delaware, adopts the following Certificate of Incorporation.

ARTICLE I

The name of the corporation is:

AMC Entertainment International, Inc.

ARTICLE II

The address of the corporation’s registered office in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The corporation is formed for the following purposes:

(a)           To  (i) exhibit, play or otherwise display and reproduce, for all purposes, still and motion pictures, sound films, plays and other dramatic works, operas, concerts, music and musical works, news, instruction, entertainment, advertising, educational and informative matter; (ii) distribute films; (iii) produce or procure the production of scenes, acts, plays, concerts, exhibitions, theatrical performances and the like, and manufacture, purchase or otherwise acquire scenarios, costumes and other theatrical properties and accessories and employ actors, singers, musicians and other persons suitable in connection therewith; (iv) acquire scenarios, plays, stories, poems, songs, musical pieces and the like, and the rights to the use thereof; (v) purchase, lease as lessee or otherwise acquire, manage, operate, control, hold, own, use, improve, develop, sell, lease as lessor or otherwise dispose of, and mortgage or otherwise encumber theatres and other amusement places of every kind and description and any and all interests or rights therein; (vi) carry on a general moving picture, theatrical and amusement business and any branch thereof; (vii) erect establish, purchase, lease and otherwise acquire, and to hold, use, equip, outfit, supply, service, maintain, operate, sell and otherwise dispose of concessions and other eating and drinking establishments and generally to conduct the business of a concessionaire; and (viii) own a partnership or shareholder’s interest in, or otherwise invest in, a general partnership or corporation that does or is otherwise engaged in any of the foregoing; and

(b)           To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

(a)           The corporation shall have authority to issue 3000 shares of common stock, each with a par value of $1.00.

(b)           Each stockholder shall be entitled to one vote for each share of the corporation’s outstanding common stock held of record by such stockholder on every matter submitted to a vote of the corporation’s stockholders.

ARTICLE V

The name of the incorporator is Nancy L. Gallagher, and the mailing address of the incorporator is 106 West 14th Street, Kansas City, Missouri 64105.

ARTICLE VI

The number of directors to constitute the Board of Directors shall be fixed by, or in the manner provided in, the corporation’s bylaws.

ARTICLE VII

(a)           All powers of management, direction and control of the corporation shall be vested in the Board of Directors.

(b)           The corporation’s original bylaws shall be adopted by the corporation’s initial Board of Directors.  The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in either of the following ways: (i) by an affirmative vote of the holders of a majority of the corporation’s outstanding shares entitled to vote, or (ii) by an affirmative vote of a majority of the corporation’s directors then in office.  Any change in the bylaws made by the corporation’s stockholders may thereafter be further changed by the corporation’s Board of Directors, unless the stockholders in making such change shall otherwise provide.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of this corporation or any receiver or receivers appointed for this corporation under the provisions of Del. Code. Ann. tit. 8, § 291 or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Del. Code Ann. tit. 8, §279, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

ARTICLE IX

No holder of any share of the corporation’s stock shall have any preemptive rights to acquire additional shares.

ARTICLE X

The duration of the corporation is perpetual.

ARTICLE XI

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares of stock or other securities in any way may be altered, amended, restricted, enlarged or repealed by laws of the State of Delaware or of the United States of America hereinafter adopted.  The corporation reserves the right to amend or repeal this Certificate of Incorporation or to take any other action as required or allowed by such laws, and all rights of the owners and holders of any shares of stock or other securities issued by the corporation are subject to this reservation.

ARTICLE XII

A director of the corporation for the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize the additional elimination or limitation of the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This Certificate of Incorporation has been signed this 6th day of November, 1992.

/s/ Nancy L. Gallagher
Nancy L. Gallagher,
Incorporator

STATE OF MISSOURI	)
) SS
COUNTY OF JACKSON	)

The foregoing instrument was acknowledged before me this 6th day of November, 1992, by Nancy L. Gallagher.

/s/ Susan Diane Slusher
Notary Public in and for said
County and state
Print Name:

My commission expires:

[SEAL]

[STAMP]